Exhibit 10.23

HORNBECK OFFSHORE SERVICES, INC.

2025 CASH LONG TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

This plan is the Hornbeck Offshore Services, Inc. 2025 Cash Long Term Incentive Plan (the “Plan”). The Plan is effective as of April 1, 2025, the date on which the Board adopted the Plan. The purpose of the Plan is to enable Hornbeck Offshore Services, Inc. a Delaware corporation (the “Company”), and its Affiliates, to incentivize and reward key executives and other service providers of the Company and its Affiliates.

ARTICLE II

ADMINISTRATION

2.1 General. The Plan shall be administered by the Board or any committee thereof designated by the Board from time to time. The Board shall have the responsibility, in its sole discretion, to control, operate, construe, interpret, manage, and administer the Plan and shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. The Board is empowered to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Award Notice in the manner and to the extent the Board shall deem it desirable to carry it into effect. Determinations made by the Board under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. All determinations and interpretations made by the Board shall be final, binding, and conclusive on all Participants and their heirs, successors, and legal representatives.

2.2 Participation. The Board shall determine the Participants to whom Awards under the Plan shall be granted in its sole discretion.

2.3 Grant of Awards. Awards granted under the Plan shall contain the Participant’s LTIP Pool Percentage and shall represent the right to receive Cash LTIP Payments (as defined below), subject to the terms and conditions of the Plan and the applicable Award Notice. The Board shall determine the LTIP Pool Percentage for each Award in its sole discretion. The Board may, but is not obligated to, reallocate the LTIP Pool Percentage of a forfeited Award.

ARTICLE III

CASH LTIP PAYMENTS

3.1 Cash LTIP Payments. Subject to the provisions of this Article III and the Participant’s Award Notice, including the Participant’s continuous employment or service to the Company Group through the Capital Return Event, after each Capital Return Event, each Participant holding an outstanding Award as of the date of such Capital Return Event shall receive a cash payment equal to (a) the Incremental LTIP Pool Amount as a result of the Capital Return Event (as determined in accordance with Section 3.2), multiplied by (b) the Participant’s LTIP Pool Percentage (such payment, a “Cash LTIP Payment”). Any Cash LTIP Payment that becomes payable in respect of an Award hereunder shall be paid to the Participant by the Company or any applicable Affiliate in a single lump sum payment on or within 60 days after the applicable Capital Return Event. The amount of each Participant’s Cash LTIP Payment, and all related calculations, including the Cumulative Capital Return Amount, the Incremental Capital Return Amount, and the Incremental LTIP Pool Amount, shall be determined by the Board in its sole discretion in accordance with this Section 3.1, Section 3.2, and the applicable Award Notice, and such determination shall be final, conclusive, and binding on the Company, all Participants, and any other interested Person.

3.2 Incremental LTIP Pool Amount. As of any Capital Return Event, the Incremental LTIP Pool Amount available to be paid in accordance with Section 3.1 shall be determined in accordance with the table below:

Cumulative Capital Return Amount	Incremental LTIP Pool Amount	Maximum Aggregate Incremental LTIP Pool Amount for Each Level	Cumulative Maximum Aggregate Incremental LTIP Pool Amount
Less than or equal to $200 million	0.5% of the Incremental Capital Return Amount	$1 million	$1 million
Greater than $200 million but less than or equal to $700 million	1.0% of the Incremental Capital Return Amount in excess of the $200 million Cumulative Capital Return Amount threshold	$5 million	$6 million
Greater than $700 million	None	$0	$6 million

If the aggregate LTIP Pool Percentage outstanding at the time of any Capital Return Event or Cash LTIP Payment does not equal 100%, then any unallocated portion of the Incremental LTIP Pool Amount shall not be paid as a Cash LTIP Payment and such amount will not fund the Plan and shall remain as part of the Company Group’s general assets.

As an illustration and assuming that Awards representing an aggregate of 100% of the LTIP Pool Percentage are outstanding at the time of each Capital Return Event and Cash LTIP Payment, (a) if the first Capital Return Event during the Performance Period produces $100 million in Capital Return Amount, then the Incremental LTIP Pool Amount for such Capital Return Event would be $500,000, and $500,000 would be paid to the Participants as Cash LTIP Payments in accordance with this Article III, (b) if the second Capital Return Event during the Performance Period produces $200 million in Incremental Capital Return Amount (such that the Cumulative Capital Return Amount is $300 million), then the Incremental LTIP Pool Amount for such Capital Return Event would be $1.5 million, and $1.5 million would be paid to the Participants as Cash LTIP Payments in accordance with this Article III, and (c) if the third Capital Return Event during the Performance Period produces $600 million in Incremental Capital Return Amount (such that the Cumulative Capital Return Amount is $900 million), then the Incremental LTIP Pool Amount for such Capital Return Event would be $4 million, and $4 million would be paid to the Participants as Cash LTIP Payments in accordance with this Article III.

3.3 Termination of Employment or Service.

(a) Termination When Cause Does Not Exist. If a Participant’s employment or service with the Company Group terminates at a time when Cause does not exist, then the Participant’s Award shall automatically and immediately terminate and be forfeited for no consideration and the Participant shall cease to have any further rights or benefit entitlement under the Plan; provided, that, the Participant shall remain entitled to receive any Cash LTIP Payment that is due to the Participant in accordance with the Plan, including Section 3.5, as a result of any Capital Return Event that occurred on or prior to the date of the termination of the Participant’s employment or service.

(b) Termination When Cause Exists. If a Participant’s employment or service with the Company Group terminates at a time when Cause exists, then the Participant’s Award shall automatically and immediately terminate and be forfeited for no consideration and the Participant shall cease to have any further rights or benefit entitlement under the Plan, including forfeiting any Cash LTIP Payment in respect of any Capital Return Event that occurred on or prior to the date of the termination of the Participant’s employment or service that remains unpaid as of such termination.

3.4 Acceptance of Cash LTIP Payment. Upon acceptance of any Cash LTIP Payment payable to a Participant under the Plan, such Participant and each Person claiming under or through such Participant shall be conclusively deemed to have (a) accepted all aspects of the calculation of the applicable Cash LTIP Payment, (b) accepted, ratified, and consented to any action taken under the Plan by the Company or the Board, and (c) unconditionally released and discharged the Company and any and all of the Company’s partners, parents, subsidiaries, Affiliates, successors, and assigns and any and all of its and their past and present officers, directors, managers, partners, agents, employees, equityholders, and representatives from any and all claims in connection with, or in any manner related to or arising under, the Plan, including the determination of such Cash LTIP Payment and any other matter associated therewith.

3.5 Change of Control Post-Closing Payments. If a Capital Return Event is a “change in control event” that is described in Treasury Regulations § 1.409A-3(i)(5)(iv) and any consideration in the “change in control event” is paid on a deferred basis due to an earn-out, holdback, escrow, or similar arrangement, the Board may, in its discretion, before the “change in control event”, determine whether Participants shall be paid additional amounts calculated in accordance with the Plan as, if, and when additional payments are received by equityholders in connection with the “change in control event”, subject to and in accordance with Treasury Regulations § 1.409A-3(i)(5)(iv). The additional payments, if any, would be payable under the same terms and conditions as the consideration payable to equityholders of the Company generally and would be limited to payments made within five years after the consummation of the “change in control event”.

ARTICLE IV

MISCELLANEOUS

4.1 Successors. For purposes of the Plan, the Company shall include any successors or assigns, whether direct or indirect and whether by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Company, and such successors and assigns shall perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The term “Company” as used in the Plan means the Company, as defined in Article I, and any successor or assignee to the business or assets thereof that by reason hereof becomes bound by the terms and provisions of the Plan.

4.2 Non-Transferability. No Award or right to receive payment under the Plan may be transferred other than by the laws of descent or distribution. Any transfer or attempted transfer of an Award or a right to receive payment under the Plan contrary to this Section 4.2 shall be void. In the event of an attempted transfer by a Participant of an Award or a right to receive payment pursuant to the Plan contrary to this Section 4.2, the Board may in its sole discretion terminate such Award or right.

4.3 Withholding Taxes. The Company or any applicable Affiliate shall be entitled to withhold from any amount due and payable hereunder to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due with respect to any amount payable to such Participant under the Plan. The Company Group shall have no liability for any tax imposed on a Participant as a result of amounts paid or payable to such Participant under the Plan.

4.4 Amendment or Termination of the Plan. The Plan may be amended or terminated to the extent not materially detrimental to the Participants by action of the Board at any time without Participant consent.

4.5 Severability. The provisions of the Plan shall be deemed severable. The invalidity or unenforceability of any provision of the Plan in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of the Plan in such jurisdiction or the validity, legality, or enforceability of any provision of the Plan in any other jurisdiction, it being intended that all provisions of the Plan shall be enforceable to the fullest extent permitted by applicable law.

4.6 Titles and Headings. The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

4.7 Governing Law. The Plan, the Award Notices, and the Awards shall be governed by the laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan or the Award Notices to the substantive laws of another jurisdiction.

4.8 No Obligation; Company Discretion. No provision of the Plan, the Award Notices or any Award granted hereunder shall be interpreted to impose an obligation on the Company or any of its Affiliates to consummate a Capital Return Event or take any action that increases the Capital Return Amount. The decision to consummate a Capital Return Event or to take any action that increases the Capital Return Amount, and all terms and conditions of a Capital Return Event, shall be within the sole and absolute discretion of the Company or its applicable Affiliate. In addition, the Plan shall not be interpreted or construed so as to limit or prevent the Company or any of its Affiliates from taking any actions with respect to the operation or conduct of its business or entering into any transaction that it deems appropriate or in its best interest. The Board in its sole discretion may take any action it deems appropriate, advisable, or necessary with respect to the Awards in connection with an initial public offering or de-SPAC transaction involving the Company or any of its Affiliates.

4.9 No Right to Continued Employment. Nothing in the Plan shall interfere with or limit in any way any right of any member of the Company Group to terminate any Participant’s employment or service at any time and for any reason (or no reason), nor confer upon any Participant any right to continued employment or service with any member of the Company Group for any period of time or to continue such Participant’s present (or any other) rate of compensation. No Participant who is granted an Award under the Plan shall have any right to a grant of future Awards under the Plan.

4.10 Other Benefits. Awards under the Plan are special incentives and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any employee benefit plan of the Company Group, unless such plan or agreement expressly provides otherwise.

4.11 No Equity Interest. No Participant shall have any rights as an equityholder of any member of the Company Group as a result of the grant of an Award.

4.12 Unfunded Plan. To the extent that any Person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor. All payments to be made hereunder shall be paid from general assets. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

4.13 Section 409A. The Plan is intended to be exempt from Section 409A of the Code and shall be so construed. The Company Group does not guarantee any particular tax treatment of the Awards granted under the Plan and in no event whatsoever shall the Company Group be liable for any additional tax, interest, or penalty that may be imposed by Section 409A of the Code.

ARTICLE V

DEFINITIONS

For purposes of the Plan, capitalized terms used herein that are not otherwise defined shall have the meanings set forth below:

5.1 “2020 MIP” means the 2020 Management Incentive Plan of Hornbeck Offshore Services, Inc., as amended from time to time.

5.2 “Affiliate” has the meaning ascribed to such term in the 2020 MIP.

5.3 “Award” means an award under the Plan pursuant to which a Participant may receive Cash LTIP Payments. Awards under the Plan shall be granted pursuant to an Award Notice.

5.4 “Award Notice” means a written Award notice and agreement between the Company and a Participant setting forth the Participant’s Grant Date, LTIP Pool Percentage, and any other terms and conditions of the Award as determined by the Board in its sole discretion, which may include compliance with restrictive covenants.

5.5 “Board” means the Board of Directors of the Company.

5.6 “Capital Return Amount” means, without duplication, the aggregate amount of all cash proceeds and Marketable Securities received by the Company’s stockholders with respect to or in exchange for their equity or equity-based securities of the Company as a result of a Capital Return Event. The value of Marketable Securities shall be based on the closing price of the Marketable Securities on the principal securities market on which the Marketable Securities are traded on the day the Marketable Securities are received by the stockholders of the Company. The Capital Return Amount shall be determined as of the date of the Capital Return Event and shall not include any changes in value or additional payments received following the date of the Capital Return Event, subject to Section 3.5.

5.7 “Capital Return Event” means any of the following events that occurs during the Performance Period that the Board in its sole good faith discretion determines will be treated as a Captial Return Event for purposes of the Plan: (i) distributions to the Company’s stockholders from cash flow, (ii) the consummation of a transaction or series of transactions pursuant to which the Company, directly or indirectly, effects any merger or consolidation of the Company with or into another Person in which the Company is not the surviving Person, (iii) the consummation of a transaction or series of transactions pursuant to which the Company and its subsidiaries, taken as a whole, directly or indirectly, effect any sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (iv) a secondary offering by the Permitted Holders following an initial public offering of the Company, and (v) any other monetization event in which the stockholders of the Company receive cash or Marketable Securities. For clarity, an initial public offering or de-SPAC transaction of the Company or any of its Affiliates will not be treated as a Capital Return Event.

5.8 “Cause” has the meaning ascribed to such term in the 2020 MIP.

5.9 “Change of Control” has the meaning ascribed to such term in the 2020 MIP.

5.10 “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance promulgated thereunder.

5.11 “Company Group” means, collectively, the Company and its Affiliates.

5.12 “Cumulative Capital Return Amount” means, with respect to a specific Capital Return Event, the Capital Return Amount for that Capital Return Event and all prior Capital Return Events.

5.13 “Grant Date” means the date of grant of an Award to a Participant noted in the Award Notice.

5.14 “Incremental Capital Return Amount” means, with respect to a specific Capital Return Event, the Capital Return Amount for that Capital Return Event.

5.15 “Incremental LTIP Pool Amount” means the amount of cash available to be paid in accordance with Section 3.1 after a Capital Return Event, as determined in accordance with Section 3.2.

5.16 “LTIP Pool Percentage” means the percentage of the Incremental LTIP Pool Amount that a Participant is eligible to receive in connection with each Capital Return Event, subject to the terms of the Plan, as set forth in the Participant’s Award Notice.

5.17 “Marketable Securities” means securities that (i) are of a class of securities listed on a major national or international stock exchange and (ii) are or were issued to the holder thereof in a transaction registered under the Securities Act or the resale of which by the holder thereof is registered under the Securities Act and are otherwise freely tradable by the holder thereof without restriction under applicable law, contract, or otherwise. Marketable Securities shall not include equity securities of the Company or any of its Affiliates, including upon or following an initial public offering or de-SPAC transaction involving the Company or any of its Affiliates.

5.18 “Participant” means any employee or other service provider of the Company Group who is selected to participate in, and is granted an Award under, the Plan in accordance with Article II of the Plan.

5.19 “Performance Period” means the period commencing on February 15, 2025, and ending on the earlier of (a) February 14, 2027 and (b) a Change of Control.

5.20 “Permitted Holder” has the meaning ascribed to such term in the 2020 MIP.

5.21 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof, or any other entity or organization.

5.22 “Securities Act” means the Securities Act of 1933, as amended.

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